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                                                                    EXHIBIT 12.1

R&G FINANCIAL CORPORATION
COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
($ in thousands)

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
                                                 FORMULA   12/31/99   12/31/00    12/31/01  12/31/02  12/31/03   6/30/03    6/30/04
                                                ---------  --------   --------    --------  --------  --------   -------    -------
A      Pre-tax Net Income                                    53,574     57,754      87,895   125,002  173,395     80,600    106,969
                                                           ========================================================================
       Plus:
B               Interest Expense-Total                      106,564    170,614     173,526   177,772  190,195     94,024    105,607
C               Rental Expense (1)                            1,224      1,527       1,726     2,156    2,649      1,289      1,471
                                                           ------------------------------------------------------------------------

D      Fixed Charges (including interest
         on deposits)                               B+C     107,788    172,141     175,252   179,928   192,844    95,313    107,078

E      Less: Interest on Deposits                            53,643     80,659      88,854    88,349    91,823    44,661     47,445
                                                           ------------------------------------------------------------------------

F      Fixed Charges (excluding interest
         on deposits)                               D-E      54,145     91,482      86,398    91,579   101,021    50,652     59,633
                                                           ========================================================================

G      Earnings                                     A+D     161,362    229,895     263,147   304,930   366,239   175,913    214,047
                                                           ========================================================================

H      Dividends on Preferred Stock                           3,754      5,638       9,920    14,955    15,884     7,942      7,942

       Historical Ratio of Earnings
         to Fixed Charges:

              Including interest on deposits     G/(D+H)       1.45       1.29        1.42      1.56      1.75      1.70       1.86
              Excluding interest on deposit     (G-E)(F+H)     1.86       1.54        1.81      2.03      2.35      2.24       2.47

       (1) Only portion attributable
             to interest:

               Rental expense(2)                              4,081     5,091        5,752     7,185     8,829     4.297      4.903
               Estimated Interest Factor                         30%       30%          30%       30%       30%       30%        30%

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
-----------------------------------------------------------------------------------------------------------
12/31/03                 12/31/99   12/31/00    12/31/01    12/31/02    12/31/03     6/30/03     6/30/04

Rent on properties          3,531      4,481       5,041       6,513       8,163       3,911       4,596

Equip. Rental                 482        544         654         635         653         379         304

Autos                          68         66          37          37          13           7           3

                            4,081      5,091       5,752       7,185       8,829       4,297       4,903
-----------------------------------------------------------------------------------------------------------
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